UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 21, 2008
KAYDON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11333 (Commission File Number)	13-3186040 (IRS Employer Identification No.)
315 East Eisenhower Parkway, Suite 300
Ann Arbor, MI 48108
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (734) 747-7025
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
Kaydon Corporation (the “Company”) is providing the following information in response to certain questions received from the holders of the Notes, defined in Item 8.01 below, since the redemption notice referenced in Item 8.01 was distributed. As noted in the press release filed as an exhibit to this report, the Notes may be converted through the second business day prior to the redemption date. Upon a conversion, the Company may choose whether to satisfy the conversion with cash or stock. Certain holders of Notes have inquired what the beginning date will be for purposes of calculating cash payable upon a conversion, if the Company chooses to exercise its option to pay cash upon conversion. The Company hereby clarifies that the five consecutive trading day period for purposes of calculating such cash amount will commence on the date the Company gives notice of its election to deliver cash upon a conversion.
Item 8.01 Other Events.
The Company hereby furnishes a press release, issued August 21, 2008, in which the Company announced that it is exercising its right to redeem all of its outstanding 4.0% Contingent Convertible Senior Subordinated Notes Due 2023 (the “Notes”). A copy of the Company’s press release announcing the redemption of the Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release is also available on the Company’s website, which is www.kaydon.com.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated August 21, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 22, 2008	KAYDON CORPORATION
	By:	/s/ Debra K. Crane
Debra K. Crane
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 21, 2008